Exhibit 3.61

SABRA TEXAS HOLDINGS, L.P.

LIMITED PARTNERSHIP AGREEMENT

THIS LIMITED PARTNERSHIP AGREEMENT (this “Agreement”) is made and entered into effective as of January 20, 2012, by and among SABRA TEXAS HOLDINGS GP, LLC, a Texas limited liability company (“Sabra GP”), and SABRA HEALTH CARE LIMITED PARTNERSHIP, a Delaware limited partnership (“Sabra LP,” and together with Sabra GP, the “Partners”). In consideration of the mutual covenants and agreements contained herein, the Partners hereby agree as follows:

ARTICLE I

DEFINITIONS

1.01 Definitions. The following capitalized terms used in this Agreement shall have the respective meanings ascribed to them below:

“Act” means Title 4 of the Texas Business Organizations Code, and any successor statute, as amended from time to time.

“Agreement” means this Partnership Agreement as it may be amended, supplemented, or restated from time to time.

“Capital Account” means a separate account maintained for each Partner and adjusted in accordance with Treasury Regulations under Section 704 of the Code.

“Certificate” means the Certificate of Formation creating the Partnership, as filed with the Texas Secretary of State on January 20, 2012, as it may, from time to time, be amended in accordance with the Act.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Distributable Cash” means, with respect to any fiscal period, the excess of all cash receipts of the Partnership from any source whatsoever, including lease payments, sales of assets, proceeds of borrowings, capital contributions of the Partners, proceeds from a capital transaction, and any and all other sources over the sum of the following amounts:

(i) any and all items which are customarily considered to be “operating expenses”;

(ii) payments of interest, principal and premium and points and other costs of borrowing under any indebtedness of the Partnership, including without limitation any mortgages or deeds of trust encumbering the real property or other assets owned or leased by the Partnership;

(iii) payments made to purchase inventory or capital assets, and for capital construction, rehabilitation, acquisitions, alterations and improvements; and

(iv) amounts set aside as reserves for working capital, contingent liabilities, replacements or for any of the expenditures described in clauses (i), (ii) and (iii) above which are deemed by the General Partner to be necessary to meet the current and anticipated future needs of the Partnership.

“General Partner” shall mean Sabra GP and its successors and assigns.

“Limited Partner” shall refer to any Partner other than the General Partner, which initially shall only mean Sabra LP.

“Partner” shall refer to the entities identified on Schedule A to this Agreement, as the same may be amended in connection with the removal or admittance of Partners pursuant to the terms hereof, and the successors and assigns of any such entities. “Partners” shall refer collectively to all such entities in their capacities as Partners.

“Partnership” means the limited partnership formed pursuant to the Certificate and this Agreement, as it may from time to time be constituted and amended.

“Percentage Interest” shall be the applicable percentage interest of a Partner in the Partnership as set forth in Schedule A to this Agreement, as amended from time to time.

“Person” means an individual, partnership, limited partnership, trust, estate, association, corporation, limited liability company or other entity, whether domestic or foreign.

ARTICLE II

GENERAL

2.01 Formation of Partnership. The General Partner, as a general partner, and the Limited Partner, as a limited partner, hereby voluntarily associate themselves together for the purpose of forming a limited partnership pursuant to the laws of the State of Texas, including the Act. The terms and conditions of this Agreement, as amended in writing, shall govern the rights and obligations of the Partners unless the Act expressly provides that a particular statute supersedes any provision to the contrary in a partnership agreement. The General Partner and the Limited Partner hereby agree to continue the existence of the Partnership in accordance with the provisions of this Partnership Agreement and the Act. The General Partner hereby admits the Limited Partner to the Partnership pursuant to the terms hereof. Further, the Limited Partner hereby joins in the Partnership pursuant to, and agrees to be bound by, all of the terms and provisions of this Agreement.

2.02 Partnership Name. The Partnership shall be conducted under the name “Sabra Texas Holdings, L.P.” The name of the Partnership may be changed at any time or from time to time by the General Partner upon ten (10) days’ written notice to the Limited Partner.

2.03 Business Purpose; Powers. The Partnership is formed for the purpose of engaging in any lawful business, purpose or activity for which partnerships may be formed under the Act. The Partnership shall possess and may exercise all of the powers and privileges granted by the Act, by any other law or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the Partnership.

2.04 Partnership Term. The term of the Partnership shall be deemed to have commenced with the filing of the Certificate and shall be perpetual, unless sooner terminated in accordance with the provisions of this Agreement.

2.05 Agent for Service of Process. The Partnership’s agent for service of process in the State of Texas, and the address of such agent, is CT Corporation System, 350 N. St. Paul Street Dallas, Texas 75201-4234, subject to change by the General Partner from time to time.

2.06 Principal Place of Business. The principal place of business of the Partnership shall be at 18500 Von Karman Avenue, Suite 550, Irvine, California 92612, or at such other location as the General Partner may determine, provided the General Partner shall notify the other Partners of any change in location.

2.07 Liability of Partners. No Partner, in its capacity as a Partner, shall have any liability to restore any negative balance in its Capital Account.

ARTICLE III

CAPITAL CONTRIBUTIONS; ADDITIONAL FINANCING

3.01 Capital Accounts. For each Partner, the Partnership shall establish and maintain a separate Capital Account.

3.02 Capital Contributions. Each Partner has contributed (or is deemed to have contributed) to the capital of the Partnership the amount set forth opposite its name on Schedule A attached hereto. No Partner shall have the right or obligation to contribute any additional capital, or to make any loans, to the Partnership; provided, however that the Partners may from time to time make capital contributions to the Partnership in such amounts as then agreed upon by the Partners.

3.03 No Withdrawal of or Interest on Capital. No interest shall accrue on any contributions to the capital of the Partnership, an no Partner shall have the right to withdraw or to be repaid any capital contributed by it or to receive any other payment in respect of its interest in the Partnership, including without limitation as a result of the withdrawal of such Partner from the Partnership, except as specifically provided in this Agreement.

ARTICLE IV

CASH DISTRIBUTIONS

4.01 Distribution of Distributable Cash. The General Partner, may, from time to time, cause the Partnership to make distributions of Distributable Cash to the Partners in proportion to their Percentage Interest.

4.02 Distributions Upon Transfer or Admission. Distributable Cash from any source shall be distributed to the Partners based upon their respective Percentage Interests on the date of the event giving rise to such Distributable Cash.

4.03 Distribution of Assets in Kind. No Partner shall have the right to require any distribution of any assets of the Partnership in kind. If any assets of the Partnership are distributed in kind, such assets shall be distributed on the basis of their fair market value as reasonably determined by the General Partner. Any Partner entitled to any interest in such assets shall, unless otherwise determined by the General Partner, receive separate assets of the Partnership and not an interest as a tenant-in-common with other Partners so entitled in any asset being distributed.

ARTICLE V

ALLOCATIONS

5.01 Basic Allocations. Net profits and net losses shall be allocated, for purposes of adjusting the Capital Accounts of the Partners, in proportion to the Partner’s Percentage Interests.

5.02 Tax Allocations. Each item of Partnership income, gain, loss, deduction and expense shall be allocated, for federal, state and local income tax purposes, among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 5.01.

5.03 Determinations by General Partner. All matters concerning the computation of Capital Accounts, the allocation of net profits and net losses, the allocation of items of Partnership income, gain, loss, deduction and expense for tax purposes and the adoption of any accounting procedures or tax elections not expressly provided for by the terms of this Agreement shall be determined by the General Partner it its sole and absolute discretion. Such determination shall be final and conclusive as to all the Partners.

ARTICLE VI

MANAGEMENT

6.01 Management of the Partnership. The overall management and control of the business and affairs of the Partnership shall be vested exclusively in the General Partner. The General Partner shall have full and complete charge of all the affairs and business of the Partnership, in all respects and in all matters. Except as may be expressly provided in this Agreement or required by law, the Limited Partner shall have no right to vote on or consent to any matter, act, decisions or document involving the Partnership or its business.

6.02 Binding the Partnership. The signature of the General Partner on any agreement, contract, instrument or other document shall be sufficient to bind the Partnership in respect thereof and conclusively evidence the authority of the General Partner and the Partnership with respect thereto, and no third party need look to any other evidence or require the joinder or consent of any other party.

6.03 Reimbursement. The General Partner shall be entitled to reimbursement from the Partnership for all costs and expenses (including allocable overhead) incurred by it for or on behalf of the Partnership.

6.04 Indemnification. To the fullest extent permitted by law, the Partnership shall indemnify and hold harmless the General Partner and its officers, directors, members, employees, affiliates, representatives and agents (individually, a “Covered Person” and, collectively, the “Covered Persons”) from and against any and all losses, claims, demands, costs, damages, liabilities, expenses of any nature (including attorneys’ fees and costs), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative (“Claims”), in which the Covered Person may be involved, or threatened to be involved, as a party or otherwise, which relates to or arises out of the business or affairs of the Partnership. Notwithstanding the foregoing, a Covered Person shall not be entitled to indemnification under this Section 6.04 with respect to any Claim initiated by such Covered Person unless such Claim (or part thereof) was brought to enforce such Covered Person’s rights to indemnification hereunder. Expenses incurred by a Covered Person in defending any Claim shall be paid by the Partnership in advance of the final disposition of such Claim upon receipt by the Partnership of an undertaking by or on behalf of such Covered Person to repay such amount if it shall be ultimately determined that such Covered Person is not entitled to be indemnified by the Partnership as authorized by this Section 6.04. Any indemnification provided hereunder shall be satisfied solely out of the assets of the Partnership. Neither the General Partner nor the Limited Partner shall be subject to personal liability by reason of these indemnification provisions. No Covered Person shall be denied indemnification in whole or in part under this Section 6.04 by reason of the fact that the Covered Person had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement. The provisions of this Section 6.04 are for the benefit of the Covered Persons and shall not be deemed to create any rights for the benefit of any other person or entity.

ARTICLE VII

FISCAL MATTERS

7.01 Books and Records. The General Partner shall keep or cause to be kept, at the principal place of business of the Partnership, or at such other location as the General Partner shall deem appropriate or advisable, full and proper ledgers and other books of account of all receipts and disbursements and other financial activities of the Partnership and shall make the same available to the Limited Partner for its examination at all reasonable times. Within ninety (90) days following the end of each fiscal year of the Partnership, the General Partner shall provide the Limited Partner a report that shall include all necessary tax reporting information required by the Limited Partner for preparation of its federal, state and local income or franchise tax returns, including the Limited Partner’s pro rat share of net profits, net losses and any other items of income, gain, loss and deduction for such fiscal year.

7.02 Fiscal Year. The fiscal year of the Partnership shall end on December 31 of each year, unless elected otherwise by the General Partner.

ARTICLE VIII

TRANSFERS OF INTERESTS

8.01 General Partner Transfers. The General Partner may sell, transfer, assign, hypothecate, pledge or otherwise dispose of or encumber all of any portion of its interest in the Partnership and may, at its election, appoint its successor as the General Partner hereunder.

8.02 Limited Partner Transfers. No Limited Partner may sell, transfer, assign, hypothecate, pledge or otherwise dispose of or encumber all or any part of its interest in the Partnership except with the written consent of the General Partner, in its sole discretion. A Person to whom a Limited Partner’s interest in the Partnership is assigned as permitted hereunder (a) is entitled to share in the Partnership’s profits and losses, and to receive distributions and allocations of Partnership income, gain, loss or credit, to the same extent as the Limited Partner assigning such interest and (b) may be admitted to the Partnership as a Limited Partner only with the consent of the General Partner; and the General Partner’s consent may be given or withheld in the General Partner’s sole discretion.

8.03 Admission of Additional Limited Partner. The General Partner may admit Persons to the Partnership as additional Limited Partners on such terms as the General Partner shall determine; provided, that (a) each such Person shall execute a counterpart of this Agreement (as modified or amended from time to time) and such other instruments necessary to admit such person to the Partnership and to confirm the undertaking of such person to be bound by all terms and provisions of this Agreement and (b) such Person shall have paid or caused to be paid all of the reasonable expenses of the Partnership arising from such admission.

ARTICLE IX

DISSOLUTION

9.01 Events Causing Dissolution. The Partnership shall be dissolved and its affairs wound up upon:

(a) The sale or other disposition of all or substantially all of the assets of the Partnership, unless the disposition is a transfer of assets of the Partnership in return for consideration other than cash and the General Partner determines not to distribute all or substantially all of such non-cash items to the Partners; or

(b) The election to dissolve the Partnership made in writing by the General Partner with the written consent of the Limited Partner.

(c) Procedures on Dissolution. Dissolution of the Partnership shall be effective on the day on which occurs the event giving rise to the dissolution, but the Partnership shall not terminate until the assets of the Partnership shall have been distributed as provided herein. Notwithstanding the dissolution of the Partnership, prior to the termination of the Partnership, as aforesaid, the business of the Partnership and the affairs of the Partners, as such, shall continue to be governed by this Agreement. The remaining General Partner or, if there be none, a liquidator appointed unanimously by the Limited Partners, shall liquidate the assets of the Partnership, and apply and distribute the proceeds thereof as contemplated by this Agreement.

9.02 Distribution Upon Liquidation.

(a) After payment of liabilities owing to creditors, the General Partner or such liquidator shall set up such reserves as its deems reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership. Said reserves may be paid over by such General Partner or such liquidator to a bank, to be held in escrow for the purpose of paying any such contingent or unforeseen liabilities or obligations and, at the expiration of such period as such General Partner or such liquidator may deem advisable, such reserves shall be distributed to the Partners or their assigns in the manner set forth in Section 9.02(b) below.

(b) After paying such liabilities and providing for such reserves, the General Partner or liquidator shall cause the remaining net assets of the Partnership to be distributed to and among the Partners in the order of priority set forth in Article IV hereof. In the event that any part of such net assets consists of notes or accounts receivable or other non-cash assets, the General Partner or liquidator may take whatever steps it deems appropriate to convert such assets into cash or into any other form which would facilitate the distribution thereof. If any assets of the Partnership are to be distributed in kind, such assets shall be distributed on the basis of their fair market value net of any liabilities.

ARTICLE X

GENERAL PROVISIONS

10.01 Notices. Any and all notices under this Agreement shall be given in writing, and shall be on the date actually received. In order to be effective, all such notices shall be addressed, if to the Partnership at its registered office under the Act, and if to a Limited or General Partner at the last address of record on the Partnership books, and copies of such notices shall also be sent to the last address for the recipient which is known to the sender, if different from the address so specified.

10.02 Word Meanings. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder,” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, unless the context otherwise requires.

10.03 Binding Provisions. Subject to the restrictions on transfers set forth herein, the covenants and agreements contained herein shall be binding upon, and inure to the benefit of, the parties hereto, their heirs, legal representatives, successors and assigns.

10.04 Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Texas, including the Act, as interpreted by the courts of the State of Texas, notwithstanding any rules regarding choice of law to the contrary.

10.05 Counterparts. This Agreement may be executed in several counterparts and as so executed shall constitute one agreement binding on all parties hereto, notwithstanding that all of the parties have not signed the same counterpart.

10.06 Severability of Provisions. Each provision of this Agreement shall be considered severable. To the extent that any provision of this Agreement is prohibited or ineffective under the Act, this Agreement shall be considered amended to the smallest degree possible in order to make the Agreement effective under the Act (and, if the Act is subsequently amended or interpreted in such manner as to make effective any provision of this Agreement that was formerly rendered invalid, such provision shall automatically be considered to be valid from the effective date of such amendment or interpretation).

10.07 Section Titles. Section titles are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text.

10.08 Amendments. This Agreement may be amended or modified only by the signed agreement of the General Partner and the Limited Partner.

10.09 Third Party Beneficiaries. The provisions of this Agreement are not intended to be for the benefit of any creditor (other than a Partner who is a creditor) or other person (other than a Partner in his, her or its capacity as a Partner) to whom any debts, liabilities or obligations are owed by (or who otherwise has any claim against) the Partnership or any of the Partners. Moreover, notwithstanding anything contained in this Agreement, no such creditor or other person shall obtain any rights under this Agreement or shall, by reason of this Agreement, make any claim in respect of any debt, liability or obligation (or otherwise) against the Partnership or any Partner.

10.10 Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. The Partners hereby agree that each Partner shall be entitled to rely on the provisions of this Agreement, and no Partner shall be liable to the Partnership or any other Partner for any action or refusal to act taken in good faith reliance on the terms of this Agreement.

[signatures on next page]

IN WITNESS WHEREOF, the Partners have executed this Agreement, effective as of the date first written above.

GENERAL PARTNER: SABRA TEXAS HOLDINGS GP, LLC, a Texas limited liability company

By:	/s/ Harold W. Andrews, Jr.
Name:	Harold W. Andrews, Jr.
Title:	Chief Financial Officer

Address: c/o Sabra Health Care REIT, Inc. 18500 Von Karman Avenue, Suite 550 Irvine, California 92612

LIMITED PARTNER: SABRA HEALTH CARE LIMITED PARTNERSHIP, a Delaware limited partnership

By:	Sabra Health Care REIT, Inc., a Maryland corporation, its general partner

	By:	/s/ Harold W. Andrews, Jr.
	Name:	Harold W. Andrews, Jr.
	Title:	Chief Financial Officer

Address: c/o Sabra Health Care REIT, Inc. 18500 Von Karman Avenue, Suite 550 Irvine, California 92612

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SCHEDULE A

PARTNERS

NAMES OF PARTNERS	PERCENTAGE INTEREST	CAPITAL CONTRIBUTION
General Partner:

Sabra Texas Holdings GP, LLC, a Texas limited liability company	0.1%	$0

Limited Partner:

Sabra Health Care Limited Partnership, a Delaware limited partnership	99.9%	$1,000
	100.0%

Schedule A